Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UTime Limited
Grand Cayman, Cayman Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated August 19, 2020, relating to the consolidated financial statements of UTime Limited, which is contained in that Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

March 18, 2021